EXHIBIT 99.3


                          TENDER AND VOTING AGREEMENT

     TENDER AND VOTING AGREEMENT dated as of November 5, 2002 (this "Agreement"), among Enghouse Systems Limited, an Ontario corporation ("Parent"), Syntellect Inc., a Delaware corporation (the "Company"), and the persons listed on Schedule A hereto (each, a "Holder" and collectively, the "Holders").

     WHEREAS, Parent, the Company and Arizona Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") are discussing the execution of an agreement (the "Merger Agreement") providing for a tender offer for all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company at a cash price of no less than $0.72 per Share (the "Offer"), to be followed by a merger of Sub with and into the Company (the "Merger") in which each outstanding Share (other than Shares held by Parent or any subsidiary or by holders properly exercising appraisal rights under Delaware law) would be converted into the right to receive the cash price paid in the Offer;

     WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company and the Holders enter into this Agreement;

     WHEREAS, each Holder is the record and beneficial owner of the number of shares of Shares set forth opposite such Holder's name on Schedule A hereto, such Shares, as they may be adjusted by any stock dividend, .stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with securities beneficial ownership of which may be acquired after the date hereof by such Holder, and including Shares issuable upon the exercise of options to purchase Shares (as the same may be adjusted as aforesaid), being also referred to herein as "Shares";

     WHEREAS, each of the Holders desires Parent, Sub and the Company to enter into the Merger Agreement and to conduct the Offer; and

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     Section 1. Covenants of the Holders. Each Holder, severally and not jointly, agrees as follows:

          (a) Promptly (and not later than 15 business days after commencement of the Offer), such Holder will tender, in accordance with the terms of the Offer, all outstanding Shares beneficially owned by such Holder into the Offer and such Holder will not withdraw such Shares. If any Holder shall breach the foregoing sentence then, without limiting the remedies otherwise available to Parent, Parent shall have the option, exercisable by notice to such Holder, to purchase such Shares immediately following the closing of the Offer at the price per share paid in the Offer.

          (b) Such Holder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract (as defined below), option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Shares to any person other than Parent or Parent's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to any Shares, or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby;

          (c) Such Holder shall not, and shall cause its affiliates and its and its affiliates' officers, directors, employees, investment bankers, financials advisors, attorneys, accountants, representatives and agents not to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to make any representation or warranty of such Holder untrue or to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the fore going, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of any Holder shall be deemed to be a violation of this Section 1(c) by that Holder. If a Holder is a director of the Company, nothing in this Section 1(c) shall restrict actions of such Holder which actions are required by such Holder's fiduciary duties as a director of the Company. For purposes of this Agreement, the Company will not be deemed an affiliate of any Holder.

          (d) At any meeting of holders of securities of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Holder shall, including by initiating a written consent solicitation requested by Parent (at Parent's expense), vote (or cause to be voted) all of such Holder's Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger. At any meeting of Holders of the Company or at any adjournment thereof or in any other circumstances upon which the Holder's vote, consent or other approval is sought, such Holder shall vote (or cause to be voted) such Holder's Shares against (i) (other than the Merger Agreement and the Merger) any Takeover Proposal or any other, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (ii) any amendment of the Company's Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could reasonably be expected to result in any condition to the obligations of the Company or of Parent to consummate the transactions contemplated by the Merger Agreement or could otherwise be reasonably be expected to in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement including any consent to the treatment of any Shares in or in connection with such transaction (collectively, "Frustrating Transactions").

     Section 2. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

          (a) Each Holder hereby irrevocably grants to, and appoints, any person who shall be designated by Parent, and each of them, such Holder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Holder, to vote and otherwise act with respect to all such Holder's Shares, and to grant any consents or approvals in respect of such Shares, at any meeting of Holders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (1) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, and (ii) against any Takeover Proposal or Frustrating Transaction.

          (b) Each Holder represents that any proxies heretofore given in respect of such Holder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Each Holder hereby affirms that the proxy set forth in this
Section 2 is coupled with an interest, is irrevocable until such time as this Agreement terminates in accordance with its terms and shall be binding on any person to whom such Holder transfers Shares in breach of this Agreement. Such Holder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Holder under this Agreement Such Holder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law (the "DGCL"). Each Holder hereby revokes each other power of attorney or proxy with respect to any of such Holder's Shares, and hereby agrees that any subsequent power of attorney or proxy with respect to any such Shares shall be void. All authority conferred under this Agreement by any Holder shall survive the death or dissolution of the Holder and shall be binding on the successors, assigns, personal representatives and heirs of such Holder.

     Section 3. Representations and Warranties of the Holders. Each Holder hereby, severally and not jointly, represents and warrants to Parent as follows:

          (a) Authority. Such Holder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If such Holder is not an individual, it is duly formed validly existing and in good standing in the jurisdiction of its formation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Holder. This Agreement has been duly executed and delivered by such Holder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation such Holder enforceable against such Holder in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Except for the informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Holder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which such Holder is a party or by which such Holder or any of such Holder's properties or assets, including such Holder's Shares, may be bound or (iii) violate any Order or Law applicable to such Holder or any of such Holder's properties or assets, including such Holder's Shares.

          (b) Shares. Such Holder's Shares and the certificates representing such Shares are now, and until such Holder's tender pursuant to the Offer will be, held of record or beneficially by such Holder, and the Holder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Neither such Holder nor any affiliate of such holder owns of record or beneficially any securities of the Company, or any options, warrants or rights exercisable for securities of the Company, other than such Holder's Shares and shares of common stock of the Company issuable upon the exercise of Options, in each case as set forth on Schedule A hereto. Other than grants under this Agreement, neither such Holder nor any affiliate of such Holder has granted or appointed any proxy, power of attorney or other rights (except any expired or effectively revoked proxy) with respect to any Shares.

          (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Holder.

          (d) Such Holder understands and acknowledges that Parent and Sub are continuing to discuss the Merger Agreement with the Company and would enter into the Merger Agreement only in reliance upon the Holder's execution and delivery of this Agreement.

          (e) Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of such Holder, threatened against any Holder, or any property or asset of any Holder, before any Governmental Entity that (i) seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (ii) relates to the Shares.

     Section 4. Further Representations and Warranties of the Company. The Company further represents and warrants to Parent that the Board of Directors of the Company has duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," 'interested shareholders" or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation (including Article Fourteenth thereof) or by-laws of the Company is, or at the closing of the transactions contemplated hereby will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement.

     Section 5. Further Assurances. Each Holder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments and provide such information as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including to vest the power to vote such Holder's Shares as contemplated by Section 2. Each Holder acknowledges that Parent and the Company may disclose information regarding the Holders, this Agreement and the transactions contemplated hereby in filings required to be made by Parent and the Company under the Exchange Act.

     Section 6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, may be terminated by any party at or after the close of business on December 1, 2002, provided that if the Merger Agreement is executed by Parent and the Company prior to such time, this Agreement shall terminate upon (i) the termination of the Merger Agreement in accordance with its terms, including pursuant to the provision allowing the Company to terminate the Merger Agreement in order to simultaneously enter into a definitive agreement to implement a Superior Proposal or (ii) the consummation of the Merger. Nothing in this Section 7 shall relieve any party from liability for willful breach of this Agreement.

     Section 8. Legending of Certificates; Nominees Shares; Stop Transfer. Upon request by Parent, each Holder agrees to submit to Parent contemporaneously with or promptly following execution of this Agreement all certificates representing their Shares so that Parent may note thereon a legend referring to the rights granted to it under this Agreement. If any of the Shares beneficially owned by a Holder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), such Holder agrees that, upon written request by Parent, such Holder will within five days of such request execute and deliver to Parent a limited power of attorney, in form and substance reasonably satisfactory to Parent, enabling Parent to require such Nominee to (i) enter into an agreement to the same effect as
Section 2 hereof with respect to the Nominee Shares held by such Nominee, (ii) tender such Nominee Shares in the Offer pursuant to Section 1 hereof and (in) submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Holder's Shares unless such transfer is made in accordance with the terms of this Agreement.

     Section 9. General Provisions.

          (a) Expenses. Except as otherwise provided in this Agreement or in the Merger Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

          (b) Amendments. This Agreement may be amended by the parties hereto, by duly authorized action taken. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (c) Extension; Waiver. The parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (i)  if to Parent, to:

                   Enghouse Systems Limited
                   80 Tiverton Court, Suite 800
                   Markham, Ontario, Canada L3R 0G4
                   Attention:  Neil Shafran
                   Facsimile:  905-946-3201

                   with a copy to:

                   Clifford Chance US LLP
                   200 Park Avenue
                   New York, NY 10166
                   Attention:  Brian Hoffmann
                               Richard D. Pritz
                   Facsimile; 212-878-8375

              (ii) if to the Company, to:

                   Syntellect Inc.
                   16610 N. Black Canyon Highway, Suite 100,
                   Phoenix, Arizona 85053
                   Attention:  Timothy Vatuone
                   Facsimile: (609) 789-2899
                   with a copy to:

                   Rogers & Theobald LLP
                   Suite 850
                   The Camelback Esplanade
                   2425 East Camelback Road
                   Phoenix, Arizona 85017
                   Attention:  Robert K. Rogers
                   Facsimile:  602-852-5570

                   And

                   (iii) if to any Holder, to the address set forth under the name of such Holder on Schedule A hereto (or at such other address for such Holder as shall be specified by like notice).

          (e) Interpretation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the result of the joint efforts of Parent, the Company, and each of the Holders and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof. The symbol "$" refers to United States Dollars. The words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation." A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. The term "ordinary course of business" (or similar terms) shall be deemed to be followed by the words "consistent with past practice." Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

          (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement shall be binding upon each Holder upon the execution of this Agreement by Parent, the Company and such Holder, without regard to whether it is executed by any other Holder.

          (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

          (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. THE PARTIES HEREBY (I) SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE AND AGREE NOT TO BRING ANY ACTIONS RELATED TO THIS AGREEMENT OR TILE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT, OTHER THAN TO ENFORCE THE JUDGMENTS OF SUCH COURTS, (ii) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT AND (iii) AGREE THAT NOTICE OR THE SERVICE OF PROCESS IN ANY PROCEEDING SHALL BE PROPERLY SERVED OR DELIVERED IF DELIVERED IN THE MANNER CONTEMPLATED BY SECTION 9(d) HEREOF. IN ADDITION, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          (j) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

          (k) Publicity. Except as otherwise required by law, court process or the rules of any applicable securities exchange or the Nasdaq or as contemplated or provided elsewhere herein, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other parties hereto.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF. each party has duly signed this Agreement, all as of the date first written above.

                                   SYNTELLECT INC.


                                   By: /s/ Anthony V. Carollo, Jr.
                                      ------------------------------------------
                                   Name:   Anthony V. Carollo, Jr.
                                   Title:  Chairman, CEO and President


                                   ENGHOUSE SYSTEMS LIMITED


                                   By: /s/ Stephen J. Sadler
                                       -----------------------------------------
                                   Name:   Stephen J. Sadler
                                   Title:  Chairman and Chief Executive Officer


                                   HOLDERS

                                   /s/ Geoffrey Nixon
                                   ---------------------------------------------
                                   GEOFFREY NIXON


                                   MISSION PARTNERS, L.P.
                                   By:  MCM Associates, Ltd.,
                                        General Partner


                                   By: /s/ Geoffrey Nixon
                                       ----------------------------------------
                                           Geoffrey Nixon, President


                                   LIMITED NOMINEES LIMITED
                                   By:  MCM Associates, Ltd., Investment
                                        Manager


                                   By: /s/ Geoffrey Nixon
                                       ----------------------------------------
                                           Geoffrey Nixon, President



                 SIGNATURE PAGE TO TENDER AND VOTING AGREEMENT

                                   HORIZON OFFSHORE, LTD.



                                   By: /s/ Geoffrey Nixon
                                       ----------------------------------------
                                           Geoffrey Nixon, Director


                                   MAYFAIR CAPITAL FUND, L.P.
                                   By:  MCM Capital Management, LLC,
                                        General Partner



                                   By: /s/ Geoffrey Nixon
                                       ----------------------------------------
                                           Geoffrey Nixon, President


                                   MCM PROFIT SHARING PLAN CFB-MCM ASSOCIATES
                                   LTD FBO Geoffrey Nixon


                                   By: /s/ Geoffrey Nixon
                                       ----------------------------------------
                                           Geoffrey Nixon, Trustee


                                   WYNNEFIELD PARTNERS SMALL CAP
                                   VALUE, L.P.
                                   By: Wynnefield Capital Management, LLC,
                                       General Partner


                                   By: /s/ Nelson Obus
                                      -----------------------------------------
                                        Nelson Obus, Co-Managing Member


                                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                                   By:  Wynnefield Capital Management, LLC,
                                        General Partner


                                   By: /s/ Nelson Obus
                                      -----------------------------------------
                                        Nelson Obus, Co-Managing Member


                                   WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND,
                                   LTD.
                                   By:  Wynnefield Capital, Inc.


                                   By: /s/ Nelson Obus
                                      -----------------------------------------
                                        Nelson Obus, President


                                   WYNNEFIELD CAPITAL MANAGEMENT, L.L.C.



                                   By: /s/ Nelson Obus
                                      -----------------------------------------
                                        Nelson Obus, Co-Managing Member


                                   WYNNEFIELD CAPITAL, INC.



                                   By: /s/ Nelson Obus
                                      -----------------------------------------
                                        Nelson Obus, President

                                   SCHEDULE A



     Name and Address                          Number of Shares Held              Shares Subject to Options Held
     ----------------                          ---------------------              ------------------------------

Mayfair Capital Fund, L.P.*                              367,500                                  0
Mission Partners, L.P.*                                  559,600                                  0
Horizon Offshore, Ltd.*                                   44,400                                  0
Liberty Nominees Limited*                                115,400                                  0
Geoffrey Nixon*                                            1,020                                  0
MCM Associates, Ltd.*                                     10,000                                  0
MCM Profit Sharing Plan CSFB. MCM                         10,000                                  0
Associates Ltd. FBO Geoffrey Nixon*
Wynnefield  Partners  Small Cap  Value,                   44,500                                  0
L.P.**
Wynnefield  Partners  Small Cap  Value,                   38,000                                  0
L.P.I.**
Wynnefield  Small Cap  Value,  Offshore                  518,300                                  0
Fund, Ltd.**
Wynnefield Capital Management, L.L.C.**                        0                                  0
Wynnefield Capital, Inc.**                                     0                                  0



----------------------


* Address for each entity: Mr. Geoffrey Nixon, c/o MCM Associates, Ltd., 11 West 42nd Street, 19th FL, New York, NY 10036

**Address for each entity: Wynnefield Partners Small Cap Value, L.P., 450 Seventh Avenue, Suite 509, New York, NY 10123, Attn: Mr. Nelson Obus. This Agreement is fully binding on such entities notwithstanding that Share numbers have not been filled in on Schedule A. Such entities shall provide a revised Schedule A showing an accurate and complete listing of Shares held by each such entity no later than 5:00 PM, New York City time, on November 6, 2002. Such revised Schedule A shall then be Schedule A to thus Agreement.


                                      A-1